Exhibit 77Q1(b)(1)

Securities Issued by Other Investment Companies

The Registrant offers multiple series known as the Forward Funds (the “Forward Series”). Each Forward Series (other than the Forward Growth Fund and the Forward Banking and Finance Fund) may invest in securities of other investment companies, including investment companies which may not be registered under the 1940 Act, such as holding company depository receipts (“HOLDRs”). Each of the Forward Growth Fund and the Forward Banking and Finance Fund may also invest in securities of other investment companies, but only no-load, open-end money market mutual funds. By investing in another investment company, a Fund is exposed to the risks of the underlying investment company in which it invests in proportion to the amount of assets the Fund allocates to the underlying investment company. In addition, a Fund’s investment in other investment companies is limited by the 1940 Act, and will involve the indirect payment of a portion of the expenses, including advisory fees, of such other investment companies.

Each Forward Series (other than the Forward Growth Fund and the Forward Banking and Finance Fund) investments in other investment companies may include investments in various exchange-traded funds (“ETFs”), subject to the Fund’s investment objective, policies and strategies as described in the Prospectus. ETFs are baskets of securities that, like stocks, trade on exchanges such as the American Stock Exchange or the New York Stock Exchange. ETFs are priced continuously and trade throughout the day. ETFs may track a securities index, a particular market sector, a particular segment of a securities index or market sector, or may be actively managed.

Generally, a Fund will not purchase securities of another investment company if, as a result: (i) more than 10% of the Fund’s total assets would be invested in securities of other investment companies, (ii) such purchase would result in more than 3% of the total outstanding voting securities of any such investment company being held by the Fund, or (iii) more than 5% of the Fund’s total assets would be invested in any one such investment company. Many ETFs have obtained exemptive relief from the Securities and Exchange Commission to permit unaffiliated funds to invest in the ETF’s shares beyond the above statutory limitations, subject to certain conditions and pursuant to a contractual arrangement between the particular ETF and the investing fund. Each Fund (other than the Forward Growth Fund and the Forward Banking and Finance Fund) may rely on these exemptive orders to invest in unaffiliated ETFs.